Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO TO ACQUIRE NILES IRON & METAL

CRANFORD, NJ, July 12, 2006 – Metalico, Inc. (AMEX: MEA) announced today that it has entered into an agreement to purchase substantially all of the operating assets (other than real property interests) of Niles Iron & Metal Company, Inc., a major scrap metal recycling concern in northeastern Ohio.

Metalico is a leading scrap metal recycler and lead products fabricator, with most of its scrap operations in Western New York. Niles Iron & Metal has been owned and operated by the Clayman family since 1917.

Niles Iron & Metal sold roughly 226,496 tons of scrap in 2005, producing revenues of $65.6 million. Approximately 91% of the company’s product mix is comprised of ferrous metals, which provided 68% of its 2005 revenues. The remainder is non-ferrous metals and paper products. For the twelve months ended June 30, 2006, Metalico and Niles Iron & Metal generated combined revenues of approximately $256 million.

“We are excited about this opportunity to open a new platform in a neighboring market in the Great Lakes corridor by acquiring a high-quality operation,” said Carlos E. Agüero, Metalico’s Chief Executive Officer, “and we are particularly pleased to be working with the experienced scrap metal professionals who’ve had so much to do with the success of Niles Iron & Metal.”

Gary Clayman, Vice President of Niles Iron & Metal and manager of its ferrous operations, said, “We are looking forward to passing the stewardship of our family business on to Metalico. We’re confident that our customers will benefit from the same quality service our family has delivered for nearly ninety years.”

Under the terms of the asset purchase agreement, Metalico will enter into long-term leases for Niles Iron & Metal’s two operating sites in Niles, Ohio and will retain the services of the company’s senior management. The purchase price for the acquisition (which includes a transfer of $6.5 million of working capital) is approximately $44 million, subject to additional closing adjustments to the extent working capital is less than or greater than $6.5 million, and is expected to be financed through a debt facility to be entered into at the closing of the transaction. The closing is subject to the satisfaction of customary conditions, including the completion of the financing, but is expected to occur in the third quarter. Notwithstanding, there can be no assurance that the conditions to closing will be met or that the transaction will be consummated in the third quarter or at all.

Allegiance Capital Corporation of Dallas, Texas acted as advisor to Niles Iron & Metal in the transaction. As is its custom, Metalico handled the acquisition internally.

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. Metalico operates six recycling facilities and five lead fabrication plants in five states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to the closing of the acquisition of Niles Iron & Metal, as well as Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

CONTACTS:

For Metalico, Inc.:	For Niles Iron & Metal Company, Inc.:

Carlos E. Agüero	Daniel L. Flick

Metalico, Inc.	Allegiance Capital Corporation

(908) 497-9610	(469) 361-1225

FAX: (908) 497-1097	FAX: (866) 435-4094

info@metalico.com	danflick@swbell.net

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